Exhibit 99.1

Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Reports Results
For Fourth Quarter, Full Year 2007
•	Coal revenues for the quarter rise $32 million compared with the same period in 2006
•	Net income totals $5.7 million for the quarter; EBITDA increases to $58.9 million from $56.0 million in fourth quarter of 2006
•	Continued strength in export markets drives price realization in fourth quarter to highest point in 2007
•	At year-end Alpha retained approximately 9 million tons of planned metallurgical coal production unsold for 2008-2009
•	Company-wide safety performance improves in 2007 for third successive year

ABINGDON, Va., Feb. 12, 2008—Alpha Natural Resources, Inc. (NYSE: ANR), a leading supplier of high-quality Appalachian coal, reported an 8 percent improvement in coal revenues in the fourth quarter of 2007 as worldwide demand for metallurgical grade coals showed continuing strength.

Coal revenues for the three months ended Dec. 31, 2007 totaled $437.6 million, up $32.0 million from the fourth quarter of 2006. Net income for the most recent quarter was $5.7 million ($0.09 per diluted share), compared with net income of $63.3 million ($0.98 per diluted share) in the fourth quarter of 2006.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) totaled $58.9 million for the fourth quarter of 2007. For the same period in 2006, the company reported EBITDA of $56.0 million. The definition of EBITDA and a reconciliation to net income, the most closely related GAAP measure, is provided in a table included with the accompanying financial schedules.

A global boom in steel production, coupled with freight and exchange rates that favored U.S. coal producers, resulted in better-than-planned fourth quarter shipments of high-margin metallurgical coal and record sales volumes of nearly 11 million tons for the full year. Alpha is the largest U.S. supplier and exporter of metallurgical coal, which is an essential raw material for the majority of the world’s steel makers.

In the fourth quarter of 2007, Alpha contracted approximately four million tons of its planned metallurgical output for 2008 at an average price of $87, approximately $16 higher than its average realized price in the third quarter. At year-end the company still had approximately one million tons of planned metallurgical coal production yet to commit and price for 2008 and more than eight million tons uncommitted and unpriced for 2009.  Planned production does not include any coal that the company purchases to supplement production and service spot market opportunities.

At the end of 2007, Alpha was almost fully committed on its planned 2008 thermal coal production, while two-thirds of 2009 production was available to contract and price.  With futures markets indicating a run-up in forward thermal coal prices, and exports to Europe tightening U.S. supplies further, Alpha has been in active discussions with utility buyers.

“Market fundamentals continue to improve for both thermal and metallurgical coal, putting prices on a consistent upward trajectory,” said Michael Quillen, Chairman and CEO.  “As an example, so far in 2008 we’ve contracted with utilities to supply more than 800,000 tons of thermal coal in 2009 at price levels approximately 50 percent higher than we averaged last year. We believe that our margin and cash generation prospects for at least the next couple of years are very favorable.”

Added Kevin Crutchfield, Alpha’s president: “The tension between increasing demand for coal around the world and constraints in supply, in our view, will remain intact for some time to come.”

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One Alpha Place * P.O. Box 2345 * Abingdon, Virginia 24212 * 866-322-5742 * 276-619-4410 * www.alphanr.com

Quarterly Financial & Operating Highlights
(in millions, except per-share and per-ton amounts)

	Q4 2007	Q3 2007	Q4 2006
Coal revenues	$437.6	$438.6	$405.5
Income from operations	$17.8	$20.8	$19.2
Net income	$5.7	$8.9	$63.3	*
Earnings per diluted share	$0.09	$0.14	$0.98	*
EBITDA	$58.9	$65.1	$56.0
Tons of coal produced and processed	5.8	6.1	6.0
Tons of coal sold	7.5	7.6	7.1
Coal margin per ton	$10.02	$10.13	$9.90

 *Q4 2006 results include a $55.6 million tax benefit and other adjustments; see quarterly comparison details below.
 A reconciliation of EBITDA to net income is included in the notes accompanying the financial schedules.

Financial Performance – Fourth Quarter

•
Coal revenues rose by 8 percent, quarter over quarter, as the company’s average per-ton realization improved by $1.03 and sales volumes grew by 6 percent. Other revenues rose to $9.3 million from $6.1 million in the fourth quarter of 2006, mostly due to higher revenues from the company’s road construction and coal loading and processing operations.

•
Income from operations totaled $17.8 million in the latest quarter, compared with $19.2 million in the fourth quarter of 2006. A $5.1 million increase in margin on coal sales was offset by a $5.4 million increase in depreciation, depletion and amortization (DD&A) charges, quarter-over-quarter, due to the acquisition in June 2007 of the Mingo Logan assets and higher depletion rates on certain surface mining operations.

•
Results for the most recent quarter included a $5.5 million after-tax gain related to mark-to-market of OTC coal purchase contracts, which the company had entered into in anticipation of increasing demand and pricing for coal. This compares with a mark-to-market after-tax charge of $1.4 million in the prior-year quarter. Prior-year results also included an after-tax charge of $5.2 million for the buyout of a multi-year legacy coal supply contract, as well as a tax benefit of $55.6 million from the reversal of a portion of the company’s valuation allowance for deferred tax assets.

•
Interest expense (net) in the most recent quarter was $9.1 million, compared with $9.7 million in the corresponding period of 2006. The company’s effective tax rate in the quarter just ended was 27.4 percent.

Production and Sales – Fourth Quarter

•
Coal margin per ton, a key profitability measure for the company, was $10.02 for the fourth quarter of 2007, $0.12 per ton higher than the same period in 2006. Unit margins benefited from a high proportion of metallurgical coal sales, which accounted for 39 percent of Alpha’s sales volumes in the quarter just ended and which touched their highest pricing of the year in the final three months. The company’s average realized price per ton of $58.44 for all coal sales was also the highest of any quarter in 2007.

•
Produced and processed tons (representing company and contractor-operated mines) totaled 5.8 million tons in the quarter just ended, approximately 200,000 tons less than the fourth quarter of 2006. Sequentially, volumes were down 350,000 tons as holidays resulted in fewer production days than the third quarter. Alpha purchased 1.5 million tons of coal during the most recent quarter to augment mine production, significantly higher than both the comparable period in 2006 and the third quarter of 2007, as the company continued to capitalize on spot sales opportunities for export coal. Total coal sales volumes for the quarter just ended were 7.5 million tons, compared with 7.1 million tons sold in the fourth quarter of 2006. Sequentially, sales volumes were down 100,000 tons from the third quarter of 2007, in which Alpha posted record metallurgical coal shipments.

•
Alpha’s average cost of coal sales per ton in the most recent quarter increased 2 percent from the corresponding period in 2006. Unit costs were also 2 percent higher than the third quarter of 2007, as is typically the case with the concentration of holidays in the fourth quarter and increased maintenance during those periods. Produced and processed unit costs, which include Alpha and contractor mines, were negatively impacted in the most recent quarter by a shift to mining and processing more metallurgical-grade coals, lower production rates from certain underground and surface mines where mining plans were undergoing transition, and diesel fuel costs that were more than $7 million higher than the prior-year quarter.

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Financial & Operating Highlights – Full Year
(in millions, except per-share and per-ton amounts)

	FY 2007	FY 2006		% Change
Coal revenues	$1,639.2	$1,687.6		(3%)
Net income	$27.7	$128.2	*	(78%)
Earnings per diluted share	$0.43	$2.00	*	(78%)
EBITDA	$233.8	$279.4		(16%)
Tons of coal produced and processed	24.2	24.8		(3%)
Tons of coal sold	28.5	29.1		(2%)
Coal margin per ton	$9.98	$11.52		(13%)

*2006 results include a $55.6 million tax benefit and other adjustments as detailed below.
A reconciliation of EBITDA to net income is included in the notes accompanying the financial schedules.

Financial Performance - Full Year

•
Coal revenues for 2007 were $1.64 billion compared with $1.69 billion in 2006. Other revenues totaled $33.2 million compared with $34.7 million in 2006. Total revenues, which include freight and handling revenues that are offset in their entirety as a cost, were $1.88 billion, down 2 percent from 2006.

•
Net income for the full year 2007 was $27.7 million ($0.43 per diluted share). Full year results include mark-to-market gains for derivative coal contracts in the amount of $6.8 million after-tax. In 2006, the company recorded net income of $128.2 million ($2.00 per diluted share). Results in 2006 were affected by the $55.6 million tax benefit mentioned previously, and $12.8 million in after-tax charges for stock-based compensation expense related to the company’s 2005 IPO and which ended at the end of 2006.

•
Income from operations in 2007 was $74.2 million, compared with $138.1 million in 2006. The decrease is primarily attributable to a $50.2 million decline in coal margin, a $4.3 million decrease in margin on other revenue, and an $18.7 million increase in DD&A due to added depreciation from the 2007 Mingo Logan acquisition, other capital additions and higher surface mine depletion rates. Selling, general and administrative expense decreased by $9.3 million, mainly due to the absence in 2007 of stock-based compensation expense related to the company’s 2005 IPO.

•
Net interest expense for the year 2007 totaled $37.9 million compared with $40.9 million in 2006, primarily due to payments made to reduce the amount outstanding under the company’s credit facility and lower borrowings under the company’s revolver. The effective tax rate for the full year 2007 was 23.8 percent.

•
EBITDA for 2007 totaled $233.8 million, compared with $279.4 million in 2006. Results for 2006 include charges noted earlier for IPO-related stock based compensation. Results for 2007 reflect the impact of lower sales volumes and unit margins for the full year.

Production and Sales - Full Year

•
Coal margin per ton of $9.98 for the full year 2007 fell 13 percent from the previous year, with weaker market pricing in the first half of 2007 coupling with higher unit costs. The company’s blended average realization declined by 1 percent year-over-year while average unit cost of coal sales increased by 2 percent.

•
Coal produced and processed declined 3 percent to 24.2 million tons in 2007. Alpha ramped up third-party purchases in the second half of 2007 and finished the year with 4.2 million tons of outside coal purchases, up 2 percent from the previous year.

•
Coal sales volumes in 2007 were down 2 percent from the record high of 29.1 million tons the year before. Sales of metallurgical coal rose 9 percent in 2007 to reach a new high of 11.0 million tons, representing 38 percent of total sales volumes for the year. Steam coal sales for 2007 were 8 percent lower than the previous year as the company shifted more of its “flex” coals from the utility to the metallurgical markets.

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Quarterly & Full Year Production and Sales Data
(in thousands, except per-ton amounts)
	Q4 2007	Q3 2007	% Change	Q4 2006	% Change	2007	2006	% Change
Production
Produced/ processed	5,765	6,115	(6%)	5,967	(3%)	24,203	24,827	(3%)
Purchased	1,458	1,147	27%	1,043	40%	4,189	4,090	2%
Total	7,223	7,262	(1%)	7,010	3%	28,392	28,917	(2%)

Tons sold
Steam	4,568	4,411	4%	4,706	(3%)	17,565	19,050	(8%)
Metallurgical	2,919	3,178	(8%)	2,357	24%	10,980	10,029	9%
Total	7,487	7,589	(1%)	7,063	6%	28,545	29,079	(2%)
Coal sales revenue/ton
Steam	$48.99	$48.24	2%	$48.80	0%	$48.28	$49.05	(2%)
Metallurgical	$73.24	$71.05	3%	$74.61	(2%)	$72.07	$75.09	(4%)
Total	$58.44	$57.79	1%	$57.41	2%	$57.43	$58.03	(1%)

Cost of coal sales/ton¹
Alpha mines	$49.12	$46.52	6%	$44.83	10%	$46.79	$42.83	9%
Contract mines²	$53.36	$51.52	4%	$52.73	1%	$51.56	$52.77	(2%)
Total produced and processed	$49.77	$47.40	5%	$45.96	8%	$47.59	$44.33	7%
Purchased	$43.07	$49.18	(12%)	$55.50	(22%)	$46.58	$58.76	(21%)
Total	$48.43	$47.66	2%	$47.52	2%	$47.45	$46.51	2%

Coal margin per ton³	$10.02	$10.13	(1%)	$9.90	1%	$9.98	$11.52	(13%)

(1)	Excludes freight & handling costs, cost of other revenues, DD&A and SG&A
(2)	Includes coal purchased from third parties and processed at our plants prior to resale
(3)	Coal sales revenue per ton less cost of coal sales per ton

Liquidity and Capital Resources

Cash provided by operations totaled $62.5 million in the final three months of 2007 and $225.7 million for the full year. For the full year 2006, cash provided by operations was $210.1 million.

Capital expenditures, excluding acquisitions, totaled $24.9 million for the quarter just ended and $126.4 million for the full year 2007. This compares with $131.9 million for the full year 2006. Alpha also invested $43.9 million in June 2007 to acquire the Mingo Logan assets from Arch Coal.

At December 31, 2007, Alpha’s total debt outstanding was $446.9 million, compared with $445.7 million at the end of 2006. An $18.5 million increase in debt from project financing for the Gallatin lime project was mostly offset by $17.3 million of payments on Alpha’s credit facility and other debt. The company had available liquidity of $240.0 million at the end of 2007, including cash of $47.2 million and $192.8 million available under the company’s credit facility.

Alpha’s balance sheet at December 31, 2007 included total legacy liabilities (workers’ compensation, retiree medical and reclamation) of $156.4 million, including current obligations of $10.9 million.

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Recent Developments

•
For the third consecutive year Alpha improved its overall safety performance. The company’s rate of days lost due to accidents fell 17 percent between 2006 and 2007, with both underground and surface operations registering an improvement. For 2007, the company’s performance was 21 percent better than the industry benchmark for comparable operations. Alpha’s companywide days lost rate due to accidents has now declined 56% since 2004.

•
For the second consecutive year, Alpha’s Brooks Run and Callaway Natural Resources subsidiaries won five Mountaineer Guardian Safety awards. The awards were jointly presented on January 10 by the West Virginia Coal Association and the state Office of Miners’ Health, Safety and Training. Winners were the Premium Energy surface mine, Brooks Run underground Mine #5, the Brooks Run Erbacon and Kepler coal preparation facilities, and a coal refuse site at the Kepler plant.

•
Development of the EMC9 underground mine in Kentucky is proceeding on track for production in the fourth quarter of 2008. Annual production from these reserves, which were part of the Progress acquisition in April 2006, is expected to reach 1.1 million tons in 2009 and 1.7 million tons in 2010. The EMC9 mine is also expected to lower the production cost profile of Alpha’s Kentucky operations.

Outlook

Conditions in the thermal and the metallurgical coal markets, both in North America and worldwide, are solidly in favor of coal producers.

Thermal coal exports from the U.S. are expected to increase again in 2008 in the wake of continued weakness in the U.S. dollar and disruptions in operations and shipping in a number of countries that compete in the world coal markets. Worldwide, Alpha believes thermal coal stockpiles generally are at multi-year lows, especially in major coal consuming nations such as China and India. Alpha believes that although utility coal stockpile levels in the U.S. are at levels above historical norms, some Eastern utilities are struggling with extremely low levels of supply. The result has been an increasing number of requests for spot shipments.

As of Dec. 31, 2007, Alpha had committed 98 percent of planned thermal coal production for 2008 while leaving approximately two-thirds of planned production uncommitted for 2009 and 91% for 2010. The company is in active discussions with a number of U.S. utilities for supply in 2009 and beyond.

With steel prices rising at the end of 2007, and the domestic steel industry expecting a strong rebound this year after a dramatic draw down of service center inventories, demand for metallurgical coal has remained very strong. Supply meanwhile has been constrained by flooding in the world’s most productive metallurgical coal-producing region in Australia and by logistics constraints there, as well as production difficulties experienced by other significant North American producers.

At the end of 2007, Alpha had approximately one million tons of planned metallurgical production remaining to be contracted for 2008, mostly in the export market. Uncommitted and unpriced production for 2009 stands at approximately 8.5 million tons, and at 10.6 million tons for 2010. Metallurgical coal sales are expected to account for 37-39 percent of expected 2008 sales volumes, similar to 2007.

Based upon its current outlook and assessment of market conditions and contractual commitments, Alpha has established the following targets for 2008:

Production (produced & processed)	24 million tons – 25 million tons
Purchased coal	4 – 4.5 million tons
Ave. realized price/ton	$62 - $63
DD&A	$170 million - $175 million
Effective tax rate	24%
Capital expenditures	$165 million - $175 million*

*Includes $24 million for second kiln at Gallatin and $5 million carry-over for kiln #1;
$136 million – $146 million for coal operations.

Due to the fact that pricing resets at the end of the first quarter of every year for the majority of Alpha’s contracted export metallurgical business, the company expects to achieve a proportionally higher level of revenues and EBITDA in the second through fourth quarters than the first as higher-priced export contracts phase in.

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Fourth-Quarter Earnings Conference Call

Alpha management will hold a conference call at 11:00 a.m. today, Feb. 12, 2008, to discuss the company’s fourth-quarter and full-year results, general performance and outlook. The call will be accessible through the Investor Relations section of the company’s web site (http://alnr.client.shareholder.com/medialist.cfm) and will be archived on the site for a period of two weeks. A replay will also be available through Feb. 26, 2008 by calling 800-642-1687 (toll-free) or 706-645-9291 and entering pass code 32358339.

About Alpha Natural Resources

Alpha Natural Resources is a leading supplier of high-quality Appalachian coal to electric utilities, steel producers and heavy industry. Approximately 89 percent of the company's reserve base is high Btu coal and 82 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also the nation’s largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 58 mines feeding 11 coal preparation and blending plants. The company and its subsidiaries employ more than 3,600 people.

ANRG

Forward Looking Statements

This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; our production capabilities; the consummation of financing, acquisition or disposition transactions and the effect thereof on our business; our ability to successfully integrate the operations we have acquired with our existing operations and implement our business plans for these new operations, as well as our ability to successfully integrate operations we may acquire in the future and implement our related business plans; our plans and objectives for future operations and expansion or consolidation; our relationships with, and other conditions affecting, our customers; timing of changes in customer coal inventories; changes in, renewal of and acquiring new long-term coal supply arrangements; inherent risks of coal mining beyond our control; environmental laws, including those directly affecting our coal mining production, and those affecting our customers' coal usage; competition in coal markets; railroad, barge, truck and other transportation performance and costs; the geological characteristics of Central and Northern Appalachian coal reserves; availability of mining and processing equipment and parts; our assumptions concerning economically recoverable coal reserve estimates; availability of skilled employees and other employee workforce factors; regulatory and court decisions; future legislation and changes in regulations, governmental policies or taxes; unfavorable government interventions in, or nationalization of, foreign investments; changes in postretirement benefit obligations; our liquidity, results of operations and financial condition; decline in coal prices; forward sales and purchase contracts not accounted for as a hedge; indemnification of certain obligations not being met; continued funding of the road construction business; and disruption in coal supplies. These and other risks and uncertainties are discussed in greater detail in Alpha’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Investor / Media Contact

Ted Pile, Alpha Natural Resources:  (276) 623-2920

NOTES TO ACCOMPANYING CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

Reconciliation of EBITDA

EBITDA is a non-GAAP financial measure used by management to gauge operating performance. Alpha defines EBITDA as net income or loss plus interest expense, income tax provisions, and depreciation, depletion and amortization, less tax benefit and interest income. Management presents EBITDA as a supplemental measure of the company’s performance and debt-service capacity that may be useful to securities analysts, investors and others. EBITDA is not, however, a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or cash flow as determined in accordance with U.S. GAAP.  Moreover, EBITDA is not calculated identically by all companies. A reconciliation of EBITDA to net income, the most directly comparable U.S. GAAP measure, is provided in an accompanying table.

FINANCIAL TABLES FOLLOW

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ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:
Coal revenues	$437,569	$405,520	$1,639,247	$1,687,553
Freight and handling revenues	61,903	45,234	205,086	188,366
Other revenues	9,326	6,139	33,241	34,743
Total revenues	508,798	456,893	1,877,574	1,910,662
Costs and expenses:
Cost of coal sales (exclusive of items shown
separately below)	362,569	335,619	1,354,335	1,352,450
Freight and handling costs	61,903	45,234	205,086	188,366
Cost of other revenues	7,561	3,812	25,817	22,982
Depreciation, depletion and amortization	42,009	36,588	159,579	140,851
Selling, general and administrative expenses
(exclusive of depreciation and amortization shown separately above)	16,918	16,463	58,605	67,952
Total costs and expenses	490,960	437,716	1,803,422	1,772,601

Income from operations	17,838	19,177	74,152	138,061
Other income (expense):
Interest expense	(10,091)	(9,976)	(40,215)	(41,774)
Interest income	981	325	2,340	839
Miscellaneous income, net	(928)	200	(93)	523
Total other income (expense), net	(10,038)	(9,451)	(37,968)	(40,412)
Income before income taxes and minority interest	7,800	9,726	36,184	97,649
Income tax expense (benefit)	2,135	(53,559)	8,629	(30,519)
Minority interest	(24)	—	(179)	—
Net income	$5,689	$63,285	$27,734	$128,168

Net income per basic and diluted share	$0.09	$0.98	$0.43	$2.00

Weighted average shares-basic	64,754,519	64,361,693	64,631,507	64,093,571
Weighted average shares-diluted	65,439,793	64,389,995	65,009,430	64,150,780

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share amounts)

	December 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$54,365	$33,256
Trade accounts receivable, net	183,969	171,195
Notes and other receivables	11,141	6,466
Inventories	70,780	76,844
Prepaid expenses and other current assets	59,954	50,893
Total current assets	380,209	338,654
Property, plant, and equipment, net	640,258	637,136
Goodwill	20,547	20,547
Other intangibles, net	9,376	11,720
Deferred income taxes	97,130	94,897
Other assets	63,394	42,839
Total assets	$1,210,914	$1,145,793
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$523	$3,254
Note payable	18,883	20,941
Bank overdraft	160	23,814
Trade accounts payable	95,605	75,986
Deferred income taxes	9,753	7,601
Accrued expenses and other current liabilities	96,082	90,594
Total current liabilities	221,006	222,190
Long-term debt, net of current portion	427,507	421,456
Workers’ compensation benefits	9,055	7,169
Postretirement medical benefits	53,811	50,712
Asset retirement obligation	83,020	69,495
Deferred gains on sale of property interests	3,176	3,885
Other liabilities	30,930	26,837
Total liabilities	828,505	801,744
Minority Interest	1,573	—

Stockholders' equity:
Preferred stock - par value $0.01, 10,000,000 shares
authorized, none issued	—	—
Common stock - par value $0.01, 100,000,000 shares
authorized, 65,769,303 and 64,964,287 shares issued and outstanding
December 31, 2007 and 2006, respectively	658	650
Additional paid-in capital	227,336	215,020
Accumulated other comprehensive loss	(22,290)	(19,019)
Retained earnings	175,132	147,398
Total stockholders' equity	380,836	344,049
Total liabilities and stockholders' equity	$1,210,914	$1,145,793

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Twelve months ended
	December 31,
	2007	2006
Operating activities:
Net income	$27,734	$128,168
Adjustments to reconcile net income
to net cash provided by operating
activities:
Depreciation, depletion and amortization	159,579	140,851
Amortization of debt issuance costs	2,318	2,282
Accretion of asset retirement obligation	6,825	4,874
Stock-based compensation	9,681	20,464
Amortization of deferred gains on sales
of property interests	(891)	—
Gain on sale of fixed assets, net	(2,219)	(972)
Minority interest	(179)	—
Change in fair value of derivative instruments	(8,927)	(150)
Deferred income tax expense (benefit)	1,032	(48,720)
Other	3,657	(553)
Changes in operating assets and liabilities	27,131	(36,163)
Net cash provided by
operating activities	225,741	210,081

Investing activities:
Capital expenditures	$(126,381)	$(131,943)
Proceeds from disposition of property, plant,
and equipment	6,101	1,471
Investment in and advances to investee	(403)	(344)
Purchase of acquired companies	(43,908)	(31,532)
Collections on note receivable from coal supplier	—	3,000
Other	(612)	(698)
Net cash used in investing activities	(165,203)	(160,046)

Financing activities:
Repayments of notes payable	(20,941)	(58,315)
Proceeds from issuance of long-term debt	18,900	286,821
Repayments on long-term debt	(15,580)	(290,210)
Increase (decrease) in bank overdraft	(23,654)	6,749
Distributions to prior members of ANR Holdings, LLC
subsequent to Internal Restructuring	(2,126)	(2,400)
Proceeds from exercise of stock options	3,972	954
Net cash used in
financing activities	(39,429)	(56,401)
Net increase (decrease) in cash
and cash equivalents	21,109	(6,366)
Cash and cash equivalents at beginning of period	33,256	39,622
Cash and cash equivalents at end of period	$54,365	$33,256

        The following table reconciles EBITDA to net income, the most directly comparable GAAP measure:
	Quarter ended		Quarter ended		Twelve Months Ended
	September 30,		December 31,		December 31,
	2007	2006	2007	2006	2007	2006
	(In thousands)		(In thousands)		(In thousands)
Net income	$8,949	$14,544	$5,689	$63,285	$27,734	$128,168
Interest expense	10,101	10,735	10,091	9,976	40,215	41,774
Interest income	(265)	(156)	(981)	(325)	(2,340)	(839)
Income tax expense (benefit)	2,363	4,744	2,135	(53,559)	8,629	(30,519)
Depreciation, depletion and amortization	43,926	36,422	42,009	36,588	159,579	140,851
EBITDA	$65,074	$66,289	$58,943	$55,965	$233,817	$279,435